Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI,

PROFESSIONAL CORPORATION

March 26, 2012

Fluidigm Corporation

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fluidigm Corporation, a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 812,857 shares of your common stock, par value $0.001 per share (the “Future Issuance Shares”), reserved for future issuance pursuant to the 2011 Equity Incentive Plan (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuance Shares to be issued under the Plan.

It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.